PRESS RELEASE

PARAGON OFFSHORE CONFIRMS DELISTING NOTICE FROM NYSE

HOUSTON, December 18, 2015 - Paragon Offshore plc (“Paragon”) (NYSE: PGN) today announced that it received notification from The New York Stock Exchange (the “NYSE”) notifying Paragon that the NYSE had suspended trading in Paragon’s shares effective immediately. The NYSE determined that Paragon’s ordinary shares were no longer suitable for listing based on “abnormally low” price levels, pursuant to Section 802.01D of the NYSE’s Listed Company Manual. As a result of this notification, Paragon will not submit a business plan to the NYSE as previously disclosed in Paragon’s press release dated December 8, 2015.

Paragon has applied to be quoted on the OTCQX over-the-counter marketplace effective as of the open today under the ticker symbol “PGNPF.”

The NYSE’s delisting action does not affect Paragon’s business operations and does not conflict with or cause an event of default under any of Paragon’s material debt or other agreements. Paragon intends to continue to file periodic and other reports with the U.S. Securities and Exchange Commission in accordance with applicable federal securities laws.

Forward-Looking Disclosure Statement
This release contains forward-looking statements. Statements regarding future trading in the OTCQX markets, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to risks associated with the general nature of the oil and gas industry, risks associated with the operation of Paragon as a separate, publicly traded company, actions by regulatory authorities, customers and other third parties, and other factors detailed in the "Risk Factors" section of Paragon's annual report on Form 10-K for the fiscal year ended December 31, 2014, Paragon’s most recently filed report on Form 10-Q, and in Paragon's other filings with the SEC, which are available free of charge on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.
About Paragon Offshore
Paragon is a global provider of offshore drilling rigs. Paragon’s operated fleet includes 34 jackups, including two high specification heavy duty/harsh environment jackups, and six floaters (four drillships and two semisubmersibles). Paragon’s primary business is contracting its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world. Paragon’s principal executive offices are located in Houston, Texas. Paragon is a public limited company registered in England and Wales with company number 08814042 and registered office at 20-22 Bedford Row, London, WC1R 4JS, England. Additional information is available at www.paragonoffshore.com.
For additional information, contact:
For Investors        Lee M. Ahlstrom
& Media:         Senior Vice President - Investor Relations, Strategy and Planning
+1.832.783.4040